Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

MULTICELL TECHNOLOGIES, INC.

Multicell Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.           The name of the Corporation is Multicell Technologies, Inc.  The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 28, 1970, under the name of Exten Ventures, Inc.

2.           Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation further amends the provisions of the Corporation’s Certificate of Incorporation.

3.           Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment to the Certificate of Incorporation, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing that the terms and provisions of this Certificate of Amendment be submitted to and considered by the stockholders of the Corporation for approval.

4.           The terms and provisions of this Certificate of Amendment to the Certificate of Incorporation have been duly approved by vote of stockholders, pursuant to Section 242 of the DGCL.

5.           The first sentence of the first paragraph of Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

"The total number of shares of stock which this Corporation shall have authority to issue is 776,000,000 shares, of which 775,000,000 shares are Common Stock of $0.01 par value per share, and 1,000,000 shares are Preferred Stock of $0.01 par value per share. The aggregate par value of all such shares having value is $7,760,000.00.”

IN WITNESS WHEREOF, Multicell Technologies, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chief Executive Officer and Chief Financial Officer, as of the ___ day of September, 2010.

W. Gerald Newmin
Chief Executive Officer, Chief Financial Officer